EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. •  400 N. Sam Houston Parkway E., Suite 400  •  Houston, TX  77060-3500  • 281-618-0400  •  fax: 281-618-0505

For Immediate Release                                                                                                                                                     09-009

                                                              Contact:                                Tony Tripodo
Date:                      September 14, 2009                                                                                     Title:                                Chief Financial Officer

Helix Commences Secondary Public Offering of Cal Dive Common Stock

HOUSTON, TX – Helix Energy Solutions (NYSE:HLX) announced today that it has commenced an underwritten secondary public offering of 20,604,317 shares of common stock of its subsidiary, Cal Dive International, Inc. (NYSE:DVR).  The secondary offering also includes an option for the underwriters to purchase an additional 3,090,647 shares to cover over-allotments, if any.

In connection with the offering, Credit Suisse Securities (USA) LLC and BofA Merrill Lynch are acting as joint book-running managers and Capital One Southcoast, Inc. and Natixis Bleichroeder Inc. are acting as co-managers for the offering.

Cal Dive has filed a registration statement, including a prospectus, with the Securities and Exchange Commission for the offering to which this communication relates. Before investing, investors should read the prospectus in that registration statement, the accompanying prospectus supplement, and other documents Cal Dive has filed with the SEC for more complete information about Cal Dive and this offering.

Investors may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send the prospectus and the prospectus supplement upon request by contacting Credit Suisse Securities (USA) LLC at Prospectus Dept., One Madison Avenue, New York, NY 10010, 1-800-221-1037 or BofA Merrill Lynch at 4 World Financial Center, New York, NY 10080, attn: Prospectus Department, 1-866-500-5408.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Helix Energy Solutions, headquartered in Houston, Texas, is an international offshore energy company that provides reservoir development solutions and other contracting services to the energy market as well as to its own oil and gas business unit.  Helix’s contracting services segment utilizes its vessels and offshore equipment that when applied with its methodologies reduce finding and development costs and cover the complete lifecycle of an offshore oil and gas field.  Helix’s oil and gas segment engages in prospect generation, exploration, development and production activities.  Helix operates primarily in the Gulf of Mexico, North Sea, Asia Pacific and Middle East Regions.